Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Susannah Livingston	Donna Egan
(602) 682-1584	(602) 682-3152
susannahlivingston@sprouts.com	donnaegan@sprouts.com

Sprouts Farmers Market Completes New Credit Facility

PHOENIX, Ariz. – (Globe Newswire) – April 17, 2015 – Sprouts Farmers Market, Inc. (Nasdaq: SFM) today announced that it has completed a new five-year, $450 million revolving credit facility to replace its existing term loan and revolving credit facility. The Company will utilize the initial drawing of $260 million under the new credit facility to pay off its existing $258 million term loan and transaction costs associated with the refinancing. Upon the completion of the refinancing, the Company will have approximately $260 million of total debt and $2.5 million of letters of credit outstanding under the new facility, which will mature on April 17, 2020.

The revolver has an initial drawn pricing of LIBOR plus 1.75 percent, as compared with LIBOR (with a floor of 1.00 percent) plus 3.00 percent under the previous term loan. At today’s interest rates, this pricing would reduce the Company’s annual interest expense by approximately $5 million.

“This refinancing reflects the significant progress we have made in deleveraging the Company”, said Amin Maredia, chief financial officer of Sprouts Farmers Market. “While we plan to continue to self-fund our targeted 14 percent unit growth, this new facility preserves Sprouts’ financial flexibility and reduces our ongoing debt service expense.”

J.P. Morgan Securities LLC acted as sole bookrunner and lead arranger on the credit facility.

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About Sprouts Farmers Market

Sprouts Farmers Market® is a healthy grocery store offering fresh, natural and organic foods at great prices. We offer a complete shopping experience that includes fresh produce, bulk foods, vitamins and supplements, packaged groceries, meat and seafood, baked goods, dairy products, frozen foods, natural body care and household items catering to consumers’ growing interest in health and wellness. Sprouts employs more than 18,000 team members and operates approximately 200 stores in twelve states. For more information, visit www.sprouts.com or @sproutsfm on Twitter.

Forward-Looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact (including, but not limited to, statements to the effect that Sprouts Farmers Market or its management “anticipates,” “plans,” “estimates,” “expects,” or “believes,” or the negative of these terms and other similar expressions) should be considered forward-looking statements, including, without limitation, statements regarding the Company’s use of proceeds, total debt outstanding, interest expense and future plans. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks and uncertainties include, without limitation, risks associated with the Company’s ability to successfully compete in its intensely competitive industry; the Company’s ability to successfully open new stores; the Company’s ability to manage its rapid growth; the Company’s ability to maintain or improve its operating margins; the Company’s ability to identify and react to trends in consumer preferences; product supply disruptions; general economic conditions; and other factors as set forth from time to time in the Company’s Securities and Exchange Commission filings, including, without limitation, the Company’s Annual Report on Form 10-K. The Company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available, except as required by law.

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